As filed with the Securities and Exchange Commission on August 13, 1999
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                           DEVON DELAWARE CORPORATION
                   (to be renamed "Devon Energy Corporation")
             (Exact name of registrant as specified in its charter)

           DELAWARE                                     73-1567067
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                J. Larry Nichols
                      President and Chief Executive Officer
                           Devon Delaware Corporation
                          20 North Broadway, Suite 1500
                       Oklahoma City, Oklahoma 73102-8260
                                 (405) 235-3611
(Address, including zip code, and          (Name, address, including zip code,
 telephone number, including area           and telephone number, including area
 code, of registrant's principal            code, of agent for service)
 executive offices)

                                   COPIES TO:

                                C. Kevin Barnette
                    Skadden, Arps, Slate, Meagher & Flom LLP
                              1440 New York Avenue
                             Washington, D.C. 20005

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [ ]

                                           CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS        AMOUNTS TO BE           PROPOSED            PROPOSED MAXIMUM        AMOUNT
OF SECURITIES TO BE        REGISTERED              MAXIMUM             AGGREGATE               OF
REGISTERED                                         OFFERING            OFFERING PRICE          REGISTRATION
                                                   PRICE PER SHARE                             FEE
-----------------------------------------------------------------------------------------------------------

 Devon Common Stock(1)     5,008,464 Shares        $38.3125  (2)       $191,886,777            $53,344.52
-----------------------------------------------------------------------------------------------------------
(1) Includes the stock purchase rights associated with the Devon Common Stock.

(2) Estimated pursuant to Rule 457(c) solely for the purposes of computing the registration fee based upon the average of the high and low prices of the Devon Common Stock, as reported on the
American Stock Exchange Composite Tape on August 6, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE

          Devon Delaware Corporation ("Devon"), a newly-formed Delaware corporation, is a party to an Amended and Restated Agreement and Plan of Merger dated as of May 19, 1999 with Devon Energy Corporation, an Oklahoma corporation ("Old Devon"), Devon Oklahoma Corporation, an Oklahoma corporation and a newly-formed, wholly-owned subsidiary of Devon ("Devon Oklahoma"), and PennzEnergy Company, a Delaware corporation. Under the merger agreement, Old Devon and PennzEnergy will be combined in the following steps:

          o First, Devon Oklahoma will be merged into Old Devon, with Old Devon surviving as a wholly-owned subsidiary of Devon; and

          o Second, immediately afterward, PennzEnergy will be merged into Devon, with Devon continuing as the surviving corporation.

Devon, which will become the parent company of Old Devon as a result of the merger, will be renamed "Devon Energy Corporation" upon completion of the merger. The merger is subject to certain conditions, including approval by the stockholders of Old Devon and PennzEnergy.

          Old Devon currently has an effective registration statement on Form S-3 covering shares of its common stock issuable upon exchange of the exchangeable shares of Northstar Energy Corporation, an Alberta corporation and a wholly-owned subsidiary of Old Devon. In the merger, each outstanding exchangeable share, which currently is exchangeable for one share of Old Devon common stock, will become exchangeable for one share of Devon common stock. Devon is filing this registration statement on Form S-3 to register shares of its common stock issuable upon exchange of the exchangeable shares following the merger. The prospectus included in this registration statement on Form S-3 assumes that the merger has been consummated and will be used only after consummation of the merger.

          Unless otherwise indicated, all references in the prospectus to "Devon" mean (a) prior to the merger, Old Devon; and (b) after the merger, Devon.

                         Subject to Completion, 13, 1999

PROSPECTUS

                                5,008,464 SHARES

                                  COMMON STOCK

                            DEVON ENERGY CORPORATION
                          20 North Broadway, Suite 1500
                          Oklahoma City, OK 73202-8260
                                 (405) 235-3611


          This prospectus relates to up to 5,008,464 shares of common stock of Devon Energy Corporation (formerly Devon Delaware Corporation) to be issuable from time to time upon the possible future exchange of the exchangeable shares of Northstar Energy Corporation, an Alberta corporation. Northstar is an indirect subsidiary of Devon.

          Holders of the exchangeable shares may exchange each of their exchangeable shares into one share of Devon common stock, plus declared and unpaid dividends. Because the shares of Devon common stock offered by this prospectus, and any supplement to this prospectus, will be issued only in exchange for the exchangeable shares, Devon will not receive any cash proceeds from this offering. All expenses of registration incurred in connection with this offering are being paid by Devon.

          Our common stock is listed on the American Stock Exchange under the symbol "DVN." On August 12, 1999, the last reported sale price of the common stock on the American Stock Exchange was $40.8125 per share.

          Investing in our common stock involves risks. Holders of exchangeable shares should consider carefully the risk factors beginning on page 5.

                             ----------------------

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------

                    This prospectus is dated August |X|, 1999

          You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.


                                TABLE OF CONTENTS

About This Prospectus.........................................................3

Risk Factors..................................................................5
         Taxability of the exchange...........................................5
         Differences in Canada and U.S. trading markets.......................5
         Foreign property.....................................................5

The Company...................................................................6

The Exchangeable Shares.......................................................6

Use of Proceeds...............................................................7

Plan of Distribution..........................................................7

Certain Income Tax Considerations.............................................13

Certain Legal Matters.........................................................23

Experts  .....................................................................23

Where You Can Find More Information...........................................25

Cautionary Statement Concerning Forward-Looking Statements....................26

                              ABOUT THIS PROSPECTUS

          This prospectus provides you with a general description of our common stock. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information" on page 25.

          In this prospectus, unless otherwise indicated, the terms "Devon," "we," "us" and "our" mean:

          (1) Prior to completion of the PennzEnergy merger, Devon Energy Corporation, an Oklahoma corporation and its consolidated subsidiaries; and

          (2) After completion of the PennzEnergy merger, Devon Delaware Corporation, a Delaware corporation, and its consolidated subsidiaries.

For a description of the PennzEnergy merger, See "The Company - The PennzEnergy merger."

          Unless otherwise indicated, all dollar amounts in this prospectus are expressed in U.S. dollars.

                                  RISK FACTORS

          You should carefully consider the following risk factors, the risk factors incorporated into this document from our registration statement on Form S-4 filed with the SEC on July 15, 1999, and all the other information contained in this document and the documents to which we have referred you, before exchanging your exchangeable shares for the shares of Devon common stock offered by this prospectus. See "Where You Can Find More Information" on page 25.

Taxability of the exchange

          Based on the tax laws as of the date of this prospectus, the exchange of exchangeable shares for shares of Devon common stock is generally a taxable event in Canada and the United States. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder, the method of the exchange and the length of time that the exchangeable shares were held prior to the exchange. See "Certain Income Tax Considerations."

Differences in Canada and U.S. trading markets

          The Devon common stock is listed on the American Stock Exchange, and the exchangeable shares are listed on The Toronto Stock Exchange. As a result, the price at which the exchangeable shares trade is based upon the market for such shares on The Toronto Stock Exchange, and the price at which the shares of Devon common stock trade is based upon the market for such shares on the American Stock Exchange. Although Devon believes that the market price of the exchangeable shares on The Toronto Stock Exchange and the market price of the Devon common stock on the American Stock Exchange should reflect essentially equivalent values, there can be no assurance that the market price of the Devon common stock will be identical, or even similar, to the market price of the exchangeable shares.

Foreign property

          So long as the exchangeable shares are listed on a prescribed stock exchange in Canada, which currently includes The Toronto Stock Exchange, and Northstar maintains a substantial presence in Canada, the exchangeable shares will not be foreign property under Canada's Income Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for other tax-exempt persons. Devon common stock will, however, be foreign property for these plans or persons.

                                   THE COMPANY

The PennzEnergy merger

          On August 17, 1999, (1) Devon Oklahoma Corporation, a newly-formed, wholly-owned subsidiary of Devon, was merged into Old Devon, with Old Devon surviving as a wholly-owned subsidiary of Devon; and (2) PennzEnergy was merged into Devon, with Devon continuing as the surviving corporation. For more information regarding the PennzEnergy merger, see "Where You Can Find More Information" on page 25.

Devon's business

          Devon is an independent energy company engaged primarily in oil and gas exploration, development and production, and in the acquisition of producing properties.

          On a pro forma basis for the PennzEnergy merger at December 31, 1998, Devon had aggregate proved reserves of approximately 660 million barrels of oil equivalent. On an energy equivalent basis, about 52% of these reserves were natural gas and 48% were oil and natural gas liquids. Approximately 64% of the proved reserves, or 423 million equivalent barrels, were located in the United States. These reserves were concentrated in four primary operating areas: the Permian Basin, the Rocky Mountain Region, the Gulf Coast/East Texas Region and the Offshore Gulf of Mexico. Approximately 22% of the combined reserves, or 144 million equivalent barrels, were located in the Western Canadian Sedimentary Basin. The balance of proved reserves, approximately 94 million equivalent barrels, was located outside North America, primarily in Azerbaijan. In addition to the proved oil and gas properties, Devon had a substantial inventory of exploration acreage totaling approximately 15 million net acres.

          Devon has significant expertise with regard to various oilfield technologies, including coal bed methane, enhanced oil recovery, deep onshore natural gas drilling, shallow and deep water offshore drilling and other exploration, production and processing technologies. Devon also has significant international operations and experience in Canada and outside North America. As a result, Devon has the ability to acquire, explore for, develop and exploit oil and natural gas reserves domestically both onshore and offshore, as well as internationally.

          Devon's corporate office is located at 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102-8260. Northstar's corporate office is located at 3000, 400-3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2.


                             THE EXCHANGEABLE SHARES

          On December 10, 1998, Devon completed a merger with Canadian-based Northstar Energy Corporation, whereby Northstar became a subsidiary of Devon. As part of the merger consideration, Devon issued, through Northstar, 16.1 million exchangeable shares. The exchangeable shares are exchangeable at any time, at the holder's option, for shares of Devon common stock on a one-for-one basis. Although the exchangeable shares are essentially equivalent to Devon common stock, because they were issued by Northstar and they are listed on a recognized Canadian stock exchange, they qualify as a domestic Canadian investment for Canadian institutional stockholders. The exchangeable shares entitle holders to dividends and other rights economically equivalent to the Devon common stock, including the right through a voting trust to vote at Devon stockholder meetings. Devon has reserved 5,008,464 shares of common stock as of August 17, 1999 for the possible conversion of the exchangeable shares at the option of the holders. The exchangeable shares trade on The Toronto Stock Exchange under the symbol "NSX."


                                 USE OF PROCEEDS

          Because the shares of Devon common stock will be issued for the exchangeable shares, Devon will not receive any cash proceeds upon the issuance of these shares.


                              PLAN OF DISTRIBUTION

          The Devon common stock may be issued to holders of exchangeable shares as follows:

          o holders of exchangeable shares may require at any time that their shares be exchanged for an equivalent number of shares of Devon common stock, plus declared but unpaid dividends, if any;

          o Devon or Northstar may, under certain circumstances, purchase or redeem the exchangeable shares by exchanging them for an equal number of shares of Devon common stock, plus declared and unpaid dividends, if any; and

          o upon liquidation of Devon or Northstar, holders of exchangeable shares may be required to, or may elect to, exchange their exchangeable shares for an equal number of shares of Devon common stock, plus declared and unpaid dividends, if any.

No broker, dealer or underwriter has been engaged in connection with the offering of the Devon common stock made by this prospectus.


          The following is a description of the terms on which Devon may issue common stock in exchange for the exchangeable shares. These terms are set forth in the plan of arrangement under Section 186 of the Business Corporations Act (Alberta) involving and affecting Northstar and the holders of its common shares and options, which we refer to as the plan of arrangement, the provisions attaching to the exchangeable shares, which we refer to as the exchangeable share provisions, as set forth in Appendix A to the plan of arrangement, and the voting and exchange trust agreement entered into by Devon, Northstar and CIBC Mellon Trust Company, as trustee. Devon and Northstar filed with the SEC a joint proxy statement on November 6, 1998. The plan of arrangement and the voting and exchange trust agreement, included in the Devon/Northstar joint proxy statement as Annexes E and G, are incorporated by reference into this prospectus. To request a copy of the Devon/Northstar joint proxy statement, see "Where You Can Find More Information."

          The following description may not contain all of the information that is important to you. You should read the description together with the more detailed information in the Northstar combination agreement, the plan of arrangement, including the exchangeable shares provisions, and the voting and exchange trust agreement.

Procedures for Issuance of Devon Common Stock

          The primary rights relating to the exchangeable shares are:

          (a) the rights, which are called exchange put rights and retraction rights to require an exchange by Devon or redemption by Northstar of exchangeable shares for shares of Devon common stock; and

          (b) overriding call rights granted to Devon to require an exchange with Devon if a holder exercises retraction rights or in any circumstances where Northstar would redeem the exchangeable shares.

Devon anticipates that it will exercise its call rights, when available, and currently foresees no circumstances under which it would not exercise its call rights. Therefore it is expected that holders of exchangeable shares will only receive shares of Devon common stock through an exchange, as opposed to a redemption, of exchangeable shares for shares of Devon common stock. While the economic result of an exchange or a redemption will be the same, the tax consequences would be substantially different. See "Certain Income Tax Considerations - Holders of Exchangeable Shares Resident in Canada." Certain automatic or event triggered rights, including automatic redemption, optional exchange right, automatic exchange right, liquidation call right and redemption call right, will result in the exchange or redemption of exchangeable shares for shares of Devon common stock, without any action by the holders of exchangeable shares.

          Devon granted exchange rights, including the exchange put right described below, to the trustee for the benefit of the holders of the exchangeable shares. The holders of exchangeable shares have the right to retract (i.e., require Northstar to redeem) any or all of their exchangeable shares.

Exchange Put Right of Holders

          A holder of exchangeable shares is entitled to require Devon to exchange, which is called an exchange put right, all or any part of the holder's exchangeable shares for an equivalent number of shares of Devon common stock, plus the amount of all declared, payable and unpaid, and all undeclared but payable, dividends, if any. A holder of exchangeable shares may exercise the exchange put right by presenting written notice to the trustee accompanied by presentation and surrender of a certificate or certificates representing the exchangeable shares the holder desires to have Devon redeem, together with such other documents and instruments as may be required to effect a transfer of exchangeable shares as provided in the exchangeable share provisions, at the principal offices in Calgary, Alberta or Toronto, Ontario of the trustee. An exchange pursuant to this right will be completed not later than the close of business on the third business day following receipt by the trustee of the notice, the certificates and other required documents.

Retraction Rights

          Holders of the exchangeable shares are entitled at any time to retract (i.e., to require Northstar to redeem) any or all exchangeable shares owned by them and to receive an equivalent number of shares of Devon common stock plus the amount of all declared, payable and unpaid, and all undeclared but payable, dividends, if any, subject to the retraction call right of Devon described below. Holders of exchangeable shares may effect a retraction by presenting a certificate or certificates representing the number of exchangeable shares the holder desires to retract to Northstar or the trustee, together with a duly executed retraction request:

          (a) specifying the number of the exchangeable shares the holder desired to retract;

          (b) stating the business day on which the holder desires to have Northstar redeem such shares; and

          (c) acknowledging the retraction call right of Devon to purchase all but not less than all the retracted shares directly from the holder and that the retraction request will be deemed to be a revocable offer by the holder to sell the retracted shares to Devon in accordance with the retraction call right on the terms and conditions described below.

          Upon receipt by Northstar of a retraction request, Northstar will promptly notify Devon. In order to exercise its retraction call right, Devon must notify Northstar of its determination to do so within two business days of such notification to Devon. If Devon delivers the call notice within such two business days, and provided that the retraction request is not revoked by the holder in the manner described below, Northstar will not redeem the retracted shares and Devon will purchase from the holder and the holder will sell to Devon on the retraction date the retracted shares. In the event that Devon does not deliver to Northstar a call notice within the two business days period, and provided that the retraction request is not revoked by the holder in the manner described below, Northstar will redeem the retracted shares on the retraction date.

          A holder of retracted shares may, by notice in writing given by the holder to Northstar before the close of business on the business day immediately preceding the retraction date, withdraw its retraction request. If the retraction request is withdrawn, the revocable offer constituted by the retraction request to sell the retracted shares to Devon will be deemed to have been revoked.

          If, as a result of liquidity or solvency requirements or other provisions of applicable law, Northstar is not permitted to redeem all exchangeable shares tendered by a retracting holder, Northstar will redeem only those exchangeable shares tendered by the holder as would be permitted by such provisions of applicable law. This right is subject to Devon's liquidation call right described below. The holder of any exchangeable shares not redeemed by Northstar as a consequence of such applicable law or purchased by Devon will be deemed to have required Devon to purchase the unretracted shares in exchange for an equal number of shares of Devon common stock, plus the amount of all declared, payable and unpaid, and all undeclared but payable, dividends, if any, on the retraction date pursuant to the exchange right provided for in the voting and exchange trust agreement described below.

Redemption of Exchangeable Shares

          Subject to applicable law and the redemption call rights of Devon described below, on an automatic redemption date, described below, Northstar will redeem all but not less than all of the then outstanding exchangeable shares in exchange for an equal number of shares of Devon common stock, plus the amount of all declared, payable and unpaid, and all undeclared but payable, dividends, if any. Notwithstanding any proposed redemption of the exchangeable shares, Devon will, pursuant to redemption call rights, have the overriding right to acquire on an automatic redemption date all but not less than all of the outstanding exchangeable shares in exchange for one share of Devon common stock for each such exchangeable share, plus the amount of all declared, payable and unpaid, and all undeclared but payable, dividends, if any. An automatic redemption date is the first to occur of:

          (a) the date, if any, selected pursuant to this clause (a) by the board of directors of Northstar, such date to be no earlier than the 10th anniversary of the effective date of the plan of arrangement;

          (b) the date selected by the Northstar board of directors (such date to be no earlier than the third anniversary of the effective date of the plan of arrangement) at a time when less than 5% of the number of exchangeable shares issuable on the effective date of the plan of arrangement are outstanding;

          (c) the business day prior to the record date for any meeting or vote of the Northstar shareholders to consider any matter on which the holders of exchangeable shares would be entitled to vote as Northstar shareholders, but excluding any meeting or vote as described in clause
          (d) below;

          (d) the business day following the day on which the holders of exchangeable shares fail to take the necessary action at a meeting or other vote of holders of exchangeable shares, if and to the extent such action is required, to approve or disapprove, as applicable any change to, or in the rights of the holders of, exchangeable shares, if the approval or disapproval, as applicable, of such change would be required to maintain the economic and legal equivalence of the exchangeable shares and the Devon common stock; or

          (e) the date on which the share purchase rights issued pursuant to the rights agreement dated as of August 17, 1999, as amended from time to time, between Devon and BankBoston, N.A., or any successor or replacement rights agreement, separate from the Devon common stock and become exercisable.

At least 45 days before an automatic redemption date or before a possible automatic redemption date which may result from a failure of holders of exchangeable shares to take necessary action as described in clause (d) above, Northstar shall provide the registered holders of exchangeable shares with written notice of the proposed redemption or possible redemption of the exchangeable shares by Northstar. In the case of any notice given in connection with a possible automatic redemption date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

Optional Exchange Right

          Subject to Devon's liquidation call right described below, upon the occurrence and during the continuance of a Northstar insolvency event, described below, a holder of exchangeable shares will be entitled to instruct the trustee to exercise the right, which we refer to as the optional exchange right, with respect to any or all of the holder's exchangeable shares, thereby requiring Devon to acquire the exchangeable shares from the holder. Immediately upon the occurrence of a Northstar insolvency event or any event which may, with the passage of time or the giving of notice, become a Northstar insolvency event, Northstar and Devon will give written notice to the trustee. The trustee will then promptly notify each holder of exchangeable shares of the event or potential event and will advise the holder of its rights with respect to the optional exchange right. The consideration for each exchangeable share to be required under the optional exchange right will be one share of Devon common stock plus the amount of all declared, payable and unpaid, and all undeclared but payable, dividends, if any.

          "Northstar insolvency event" means:

          (a) the institution of, or the consent of Northstar to the institution of, any proceeding for Northstar to be adjudicated bankrupt or insolvent or to be dissolved or wound-up, or the filing of a petition, answer or consent seeking dissolution or winding-up under bankruptcy insolvency or analogous laws;

          (b) the failure of Northstar to contest in good faith any such proceeding commenced against it within 15 days of becoming aware of the proceeding;

          (c) the consent of Northstar to the filing of any such petition or appointment of a receiver;

          (d) the making by Northstar of a general assignment for the benefit of creditors, or the admission in writing of its inability to pay its debts generally as they become due; or

          (e) Northstar's not being permitted, pursuant to liquidity or solvency requirements of applicable law, to redeem any exchangeable shares pursuant to a retraction request.

          If, as a result of liquidity or solvency requirements or other provisions of applicable law, Northstar is not permitted to redeem all of the exchangeable shares tendered for retraction by a holder in accordance with the exchangeable share provisions as described under "-Retraction Rights" above, the holder will be deemed to have exercised the optional exchange right with respect to the unredeemed exchangeable shares, and Devon will be required to purchase such shares from the holder in the manner described above under "-Retraction Rights."

Automatic Exchange Right

          In the event of a Devon liquidation event, described below, Devon will be deemed to have purchased each outstanding exchangeable share and each holder of exchangeable shares will be deemed to have sold the exchangeable shares held by it on the basis of one share of Devon common stock, plus the amount of all declared, payable and unpaid, and all undeclared but payable, dividends, if any, for each exchangeable share.

          "Devon liquidation event" means:

          (a) any determination by the Devon board of directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Devon or to effect any other distribution of assets of Devon among its stockholders for the purpose of winding-up its affairs; or

          (b) the earlier of (A) receipt of notice of and (B) Devon's otherwise becoming aware of, any threatened or instituted claim or other proceeding with respect to the involuntary liquidation, dissolution or winding-up of Devon or to effect any other distribution of assets of Devon among its stockholders for the purpose of winding-up its affairs.

Call Rights

          In the circumstances described below, Devon will have certain overriding rights to acquire exchangeable shares from holders by delivering one share of Devon common stock, plus the amount of all declared, payable and unpaid, and all undeclared but payable, dividends, if any, for each exchangeable share acquired. Different Canadian federal income tax consequences to a holder of exchangeable shares and to Northstar may arise depending upon whether the call rights are exercised by Devon or whether the relevant exchangeable shares are redeemed by Northstar pursuant to the exchangeable share provisions. See "Certain Income Tax Considerations."

Retraction Call Right

          A holder requesting Northstar to redeem the exchangeable shares will be deemed to offer such shares to Devon, and Devon will have an overriding retraction call right to acquire all, but not less than all, of the exchangeable shares that the holder has requested Northstar to redeem in exchange for one share of Devon common stock, plus the amount of all declared, payable and unpaid, and all undeclared but payable, dividends, if any, in exchange for each exchangeable share. See "- Retraction Rights" above.

Liquidation Call Right

          Devon will be granted an overriding liquidation call right, in the event of and notwithstanding a proposed liquidation, dissolution or winding-up of Northstar or any other distribution of the assets of Northstar among its shareholders for the purpose of winding-up its affairs, to acquire all, but not less than all, of the exchangeable shares then outstanding in exchange for Devon common stock, plus the amount of all declared, payable and unpaid, and all undeclared but payable, dividends, if any. Upon the exercise by Devon of the liquidation call right, the holders of the exchangeable shares will be obligated to transfer their shares to Devon. The acquisition by Devon of all of the outstanding exchangeable shares upon the exercise of the liquidation call right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding-up of Northstar.

Redemption Call Right

          Devon has an overriding redemption call right to acquire on the automatic redemption date all, but not less than all, of the exchangeable shares then outstanding in exchange for Devon common stock, plus the amount of all declared, payable and unpaid, and all undeclared but payable, dividends, if any, and, upon the exercise by Devon of the redemption call right, the holders of the exchangeable shares will be obligated to transfer their shares to Devon.

Effect of Call Right Exercise

          If Devon exercises one or more of its call rights, it will directly issue Devon common stock to holders of exchangeable shares and will become the holder of the exchangeable shares. Devon will not be entitled to exercise any voting rights attached to the exchangeable shares it so acquires. If Devon declines to exercise its call rights when applicable, it will be required to issue Devon common stock as Northstar directs, including to Northstar, which will, in turn, transfer the stock to the holders of exchangeable shares in consideration for the return and cancellation of the exchangeable shares. In the event Devon does not exercise its call rights when applicable and instead delivers shares of Devon common stock as Northstar directs, the economic result for holders of the exchangeable shares would be the same, while the Canadian tax consequences would be substantially different. See "Certain Income Tax Considerations - Holders of Exchangeable Shares Resident in Canada." However, Devon anticipates that it will exercise its call rights, when available, and currently foresees no circumstances under which it would not exercise its call rights. In addition, Devon does not anticipate any restriction or limitation on the number of exchangeable shares it would acquire upon the exercise of its call rights.


                        CERTAIN INCOME TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations

          In the opinion of Burnet, Duckworth & Palmer, Canadian counsel for Devon, the following are the material Canadian federal income tax considerations under the Income Tax Act (Canada), which we refer to as the Canadian Tax Act, that are generally applicable to holders of exchangeable shares who hold their exchangeable shares and shares of Devon common stock as capital property, deal at arm's length with Northstar and Devon and are not, and will at all relevant times not be, affiliated with Northstar or Devon. This summary does not apply to: (a) a holder of exchangeable shares with respect to whom Devon is or will be a foreign affiliate within the meaning of the Canadian Tax Act; (b) a holder of exchangeable shares who at any time holds more than 10% of the issued and outstanding exchangeable shares; (c) a holder of exchangeable shares which is a "financial institution" as defined in the Canadian Tax Act for purposes of the "mark-to-market" rules; or (d) a holder that is a specified financial institution as defined in the Canadian Tax Act.

          Exchangeable shares will generally be considered to be capital property to a shareholder unless held in the course of carrying on a business in an adventure in the nature of trade or as "mark-to-market" property for purposes of the Canadian Tax Act. Holders of exchangeable shares should consult their own tax advisors regarding whether, as a matter of fact, they hold their exchangeable shares and shares of Devon common stock as capital property for the purposes of the Canadian Tax Act. Holders of exchangeable shares who are resident in Canada and whose exchangeable shares might not otherwise qualify as capital property may be entitled to have them treated as capital property by making the irrevocable election provided by subsection 39(4) of the Canadian Tax Act. Holders of exchangeable shares who do not hold their shares as capital property should consult their own tax advisors regarding their particular circumstances and, in the case of certain "financial institutions" (as defined in the Canadian Tax Act), the potential application to them of the special "mark-to-market" rules in the Canadian Tax Act.

          This opinion is based on the current provisions of the Canadian Tax Act, the regulations thereunder, the Canada-United States Income Tax Convention, 1980, as amended, which we refer to as the Tax Treaty, and counsel's understanding of the current administrative practices published by Revenue Canada, Customs, Excise and Taxation, which we refer to as Revenue Canada. This opinion takes into account specific proposals to amend the Canadian Tax Act and regulations publicly announced by the Minister of Finance prior to the date hereof, which we refer to as the tax proposals, and assumes that all tax proposals will be enacted in their present form. However, no assurances can be given that the tax proposals will be enacted in the form proposed, or at all. Except for the foregoing, this opinion does not take into account or anticipated any changes in law, whether by judicial, administrative or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No advance income tax ruling has been obtained from Revenue Canada to confirm the tax consequences of any of the transactions described herein.

          Holders of exchangeable shares should consult their own tax advisors with respect to the tax consequences of the transactions described herein in their particular circumstances.

          In computing a holder's liability for tax under the Canadian Tax Act, any cash amounts received in U.S. dollars must be converted into the Canadian dollar equivalent, and the amount of any non-cash consideration received must be expressed in Canadian dollars, generally determined by reference to the fair market value at the time such consideration is received.

Holders of Exchangeable Shares Resident in Canada

          The following portion of the summary is applicable only to holders of exchangeable shares who, for purposes of the Canadian Tax Act and any relevant bilateral tax treaty, are resident or deemed to be resident in Canada.

Dividends

          Dividends on Exchangeable Shares. In the case of a holder of exchangeable shares who is in individual, dividends received or deemed to be received on the exchangeable shares will be included in computing the holder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

          Subject to the discussion below as to the denial of the dividend deduction, in the case of a holder of exchangeable shares that is a corporation, dividends received or deemed to be received on the exchangeable shares will be included in computing the corporation's income and will normally be deductible in computing its taxable income. A holder of exchangeable shares that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled directly or indirectly in any manner whatsoever by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 331/3% on dividends received or deemed to be received on the exchangeable shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

          If Devon or any other person with whom Devon does not deal at arm's length is a specified financial institution under the Canadian Tax Act when a dividend is paid on an exchangeable share, then, subject to the exemption described below, dividends received or deemed to be received by a holder of exchangeable shares that is a corporation will not be deductible in computing taxable income, but will be fully includable in computing income under Part I of the Canadian Tax Act.

          This denial of the dividend deduction for a corporate shareholder will not apply if, at the time a dividend is received or deemed to be received, the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE), Devon controls Northstar, and the recipient (together with persons with whom the recipient does not deal at arm's length or any partnership or trust of which the recipient or person is a member or beneficiary, respectively) does not receive (and is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding exchangeable shares.

          A holder of exchangeable shares that is a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on dividends or deemed dividends that are not deductible in computing taxable income.

          The exchangeable shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, Northstar will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends paid or deemed to be paid on the exchangeable shares and will be entitled to deduct an amount equal to 9/4 of the tax payable in computing its taxable income under Part I of the Canadian Tax Act. Dividends received or deemed to be received on the exchangeable shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act applicable to certain corporations.

          Dividends on Devon common stock. Dividends on Devon common stock will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A corporation that is a shareholder will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

          Redemption or Exchange of Exchangeable Shares. On the redemption (including a retraction) of an exchangeable share by Northstar, the holder of an exchangeable shares will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at the time of the shares of Devon common stock received by the shareholder from Northstar on the redemption plus the Dividend Amount, if any) exceeds the paid-up capital (for purposes of the Canadian Tax Act) at that time of the exchangeable share so redeemed. Immediately after the Effective Time, the paid-up capital of the exchangeable shares was approximately Cdn. $8.66 per share. The amount of any such deemed dividend will be subject to the tax treatment accorded to dividends described above under "-- Dividends -- Dividends on Exchangeable Shares." On the redemption, the holder of an exchangeable share will also be considered to have disposed of the exchangeable share for proceeds of disposition equal to the redemption proceeds less the amount of any such deemed dividend. A holder will in general realize a capital loss (or a capital gain) equal to the amount by which the adjusted cost base to the holder of the exchangeable share exceeds (or is less than) such proceeds of disposition. See "--Taxation of Capital Gain or Capital Loss" below. In the case of a shareholder that is a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

          On the exchange of an exchangeable share by the holder thereof with Devon for Devon common stock, the holder will in general realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition for the exchangeable share exceed (or are less than) the adjusted cost base to the holder of the exchangeable share. For these purposes, the proceeds of disposition will be the fair market value of a share of Devon common stock at the time of the exchange plus the amount of all declared, payable and unpaid, and all undeclared but payable, dividends, if any, received by the holder as part of the exchange consideration. See "-- Taxation of Capital Gain or Capital Loss" below.

          Because of the potentially adverse tax consequences of the receipt of a deemed dividend upon the redemption (including a retraction) of an exchangeable share by Northstar, holders of exchangeable shares should consult wit their own tax advisors concerning the possible benefits in their particular circumstances of exchanging with Devon for shares of Devon common stock or otherwise disposing of their exchangeable shares.

          Taxation of Capital Gain or Capital Loss. Three-quarters of any capital gain (the "taxable capital gain") realized on a retraction, redemption, exchange or other disposition of exchangeable shares or disposition of Devon common stock will be included in the holder's income for the year of disposition. Three-quarters of any capital loss so realized (the "allowable capital loss") may be deducted by the holder against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the holder of exchangeable shares for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years.

          Capital gains realized by an individual or trust, other than certain specified trust, may give rise to alternative minimum tax under the Canadian Tax Act. A holder of exchangeable shares that is a Canadian controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

          If the holder of exchangeable shares is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of exchangeable shares may be reduced by the amount of dividends received or deemed to have been received by it on such or on the Northstar common shares previously owned by such holder, to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns exchangeable shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns exchangeable shares.

          Acquisition and Disposition of Devon Common Stock. The cost of Devon common stock received on the redemption (including a retraction) or exchange of exchangeable shares will be equal to the fair market value of shares of Devon common stock at the time of such event.

          A disposition or deemed disposition of shares of Devon common stock by a holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of shares of Devon common stock.

          Foreign Property Information Reporting. A holder of shares of Devon common stock who is a "specified Canadian entity" for a taxation year or fiscal period and whose total cost amount of "specified foreign property," including such shares, at any time in the year or fiscal period exceeds Canadian $100,000 will be required to file an information return for the year or period disclosing prescribed information, including the holder's cost amount, any dividends received in the year and any gains or losses realized in the year in respect of such property. A specified Canadian entity means a taxpayer resident in Canada in the year, other than a person exempt from tax under Part I of the Canadian Tax Act, a non-resident-owned investment corporation, a mutual fund corporation, a mutual fund trust and certain other trusts, corporations and partnerships.

          Foreign Property. Provided that they are listed on a prescribed stock exchange in Canada (which currently includes the TSE), the exchangeable shares will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. The voting rights and the exchange rights will be foreign property under the Canadian Tax Act. However, as indicated above, Northstar is of the view that the fair market value of these rights is nominal. Shares of Devon common stock will be foreign property under the Canadian Tax Act.

          Qualified Investments. Provided that they are listed on a prescribed stock exchange in Canada (which currently includes the TSE), the exchangeable shares will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. Devon common stock will be a qualified investment under the Canadian Tax Act for such plans as long as such shares remain listed on the AMEX (or are listed on certain other prescribed exchanges). The voting rights and the exchange rights will not be qualified investments under the Canadian Tax Act. However, as indicated above, Northstar is of the view that the fair market value of these rights is nominal.

Holders of Exchangeable Shares Not Resident in Canada

          The following is applicable to holders of exchangeable shares who, for purposes of the Canadian Tax Act, have not been and will not be resident or deemed to be resident in Canada at any time during which they have held exchangeable shares or Devon common stock and to whom such shares are not "taxable Canadian property" (as defined in the Canadian Tax Act) and who do not use or hold and are not deemed to use or hold such shares in connection with carrying on a business in Canada.

          Generally, exchangeable shares and shares of Devon common stock will not be taxable Canadian property provided that such shares are listed on a prescribed stock exchange (which currently includes the TSE and the AMEX), the holder does not use or hold, and is not deemed to use or hold, such shares in connection with carrying on a business in Canada and the holder, persons with whom the holder does not deal at arm's length, or the holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of Northstar or Devon at any time within five years preceding the date of disposition. Northstar has applied for the listing of the exchangeable shares on the TSE, and Devon has indicated that it intends to use its best efforts to cause Northstar to maintain such listing. Devon has indicated that it will maintain the listing of the shares of Devon common stock on the AMEX.

          A holder of Northstar common shares will not be subject to tax under the Canadian Tax Act on the exchange of an exchangeable share for shares of Devon common stock (except to the extent the exchange takes place by way of a redemption of an exchangeable share) or on the sale or other disposition of an exchangeable share or Devon common stock. A holder whose exchangeable shares are redeemed (either under Northstar's redemption right or pursuant to the holder's retraction rights) will be deemed to receive a dividend as described above for shareholders resident in Canada under "Shareholders Resident in Canada Redemption or Exchange of Exchangeable Shares." The amount of such deemed dividend will be subject to the tax treatment accorded to dividends described below.

          Dividends paid or deemed to be paid on the exchangeable shares are subject to nonresident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty. Under the Tax Treaty, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner and who is resident in the United States for purposes of the Tax Treaty.

United States Federal Income Tax Considerations to Northstar Shareholders

          In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, United States counsel to Devon, the following are certain United States federal income tax consequences generally applicable to holders of exchangeable shares that are "United States persons" as defined for United States federal income tax purposes and that hold their exchangeable shares as capital assets, which we refer to in this document as United States holders, with respect to the exchange of exchangeable shares for shares of Devon common stock pursuant to the Plan of Arrangement. For United States federal income tax purposes, "United States persons" are United States citizens or residents, corporations or partnerships organized under the laws of the United States or any state thereof, estates subject to United States federal income tax on their income regardless of source and trusts subject to the primary supervision of a court within the United States and control of a United States fiduciary as described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, which we refer to as the U.S. Code.

          This summary is based upon the U.S. Code, laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. No statutory, judicial, or administrative authority exists that directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments and rights comparable to the exchangeable shares, the voting rights, the exchange rights and the call rights. Consequently (as discussed more fully below), the United States federal income tax treatment of the exchange of exchangeable shares for shares of Devon common stock is not certain. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service, which we refer to as the IRS, regarding the United States federal income tax consequences of any of the transactions described herein.

          This summary does not address aspects of United States taxation other than United States federal income taxation, nor does it address all aspects of United States federal income taxation that may be applicable to particular United States holders, including, without limitation, United States holders that own, or have owned during a five-year lookback period, 10% or more of the voting power of the voting stock of Northstar. In addition, this summary does not address the United States state or local tax consequences or the foreign tax consequences of the exchange of exchangeable shares for shares of Devon common stock.

          United States holders are strongly urged to consult their tax advisors with respect to the United States federal, state and local tax consequences and the foreign tax consequences of exchanging exchangeable shares for shares of Devon common stock and the ownership of Devon common stock.

Shareholders that are United States Holders

          Exchange of Exchangeable Shares. It is anticipated that (subject to certain exceptions described below) a United States holder who exchanges the exchangeable shares for shares of Devon common stock (including an exchange upon the occurrence of an automatic redemption date) generally will recognize gain or loss on the receipt of the shares of Devon common stock in exchange for such exchangeable shares. The gain or loss will be equal to the difference between the fair market value of the shares of Devon common stock received and the United States holder's tax basis in the exchangeable shares exchanged therefor. The gain or loss will be capital gain or loss, except with respect to amounts attributable to dividends, which will be subject to United States federal income tax as ordinary income. Under current law, the tax rate applicable to capital gains of an individual taxpayer varies depending on the taxpayer's holding period for the shares. In the case of an individual holder of exchangeable shares, any such capital gain will be subject to a maximum United States federal income tax rate of 20% if the individual held the exchangeable shares for more than 12 months at the time of the exchange. The deductibility of capital losses is subject to limitations for both individuals and corporations. Gain recognized on the exchange of exchangeable shares for shares of Devon common stock generally will be treated as United States source gain. The United States holder's tax basis in the shares of Devon common stock will be the fair market value of the shares of Devon common stock received by the United States holder in the exchange, and the holding period will begin on the day after the exchange.

          In view of the likelihood of the recognition of gain or loss upon the exchange of the exchangeable shares for shares of Devon common stock, United States holders may wish to consider delaying the exchange until such time as they intend to dispose of the shares of Devon common stock receivable in exchange for their exchangeable shares or (as discussed below) until such time as Devon will own at least 80% of all of the then issued and outstanding exchangeable shares either at the time of or as a result of the exchange.

          Under certain limited circumstances, the exchange by a United States holder of exchangeable shares for shares of Devon common stock may be characterized as a tax-free exchange. An exchange of exchangeable shares for shares of Devon common stock generally may be characterized as a tax-free exchange if, at the time of such exchange: (i) at least 80% of the then outstanding exchangeable shares are held by Devon; and (ii) in such exchange, Devon, rather than Northstar, acquires the exchangeable shares in exchange for shares of Devon common stock pursuant to the exercise of its call rights. In any case, the exchange would not be tax free unless certain other requirements are satisfied, which, in turn, will depend upon facts and circumstances existing at the time of the exchange and cannot be accurately predicted as of the date hereof. If such exchange did qualify as a tax-free exchange, a United States holder's tax basis in the shares of Devon common stock received would be equal to such holder's tax basis in the exchangeable shares exchanged therefor. The holding period of the shares of Devon common stock received by the United States holder should include the holding period of the exchangeable shares exchanged therefor, which in turn, should include the holding period of the Northstar common shares exchanged pursuant to the plan of arrangement, provided that such Northstar common shares and exchangeable shares have been held as capital assets immediately prior to the Arrangement and the subsequent exchange, respectively.

          Passive Foreign Investment Company Considerations. For United States federal income tax purposes, Northstar generally will be classified as a passive foreign investment company for any taxable year during which either: (i) 75% or more of its gross income is passive income (as defined for United States federal income tax purposes); or (ii) on average for a taxable year, 50% or more of its assets (by value) produce or are held for the production of passive income. For purposes of applying the foregoing tests, Northstar's proportionate share of the assets and gross income of corporations with respect to which Northstar owns at least 25% of the stock (by value) will be attributed to Northstar.

          While there can be no assurance with respect to the classification of Northstar as a passive foreign investment company, Northstar believes that it did not constitute a passive foreign investment company during its taxable years ending prior to consummation of the plan of arrangement. At the present time, Northstar and Devon intend to endeavor to cause Northstar to avoid passive foreign investment company status in the future, although there can be no assurance that they will be able to do so or that their intent will not change.

          For purposes of applying the 50% asset test following the plan of arrangement, Northstar's assets must be measured by their adjusted tax bases (as calculated in order to compute earnings and profits for United States federal income tax purposes) instead of by value, subject to certain adjustments. As a result, it is possible that Northstar will be a passive foreign investment company for taxable years ending after the plan of arrangement even though less than 50% of Northstar's assets (measured by the fair market value of such assets) constitute passive assets. After the plan of arrangement, Northstar intends to monitor its status regularly, and promptly following the end of each taxable year Northstar will notify United States holders of exchangeable shares if it believes that Northstar was a passive foreign investment company for that taxable year.

          If Northstar is a passive foreign investment company following the plan of arrangement during a United States holder's holding period for such holder's exchangeable shares, and the United States holder has neither made an election to treat Northstar as a qualified electing fund under Section 1295 of the U.S. Code nor made a mark to market election under Section 1296 of the U.S. Code, then: (a) the United States holder will be required to allocate gain recognized upon the exchange of the United States holder's exchangeable shares for shares of Devon common stock ratably over the United States holder's holding period for the exchangeable shares; (b) the amount allocated to each year other than: (1) the year of the exchange of the exchangeable shares or (2) any year prior to the beginning of the first taxable year of Northstar for which it was a passive foreign investment company, will be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge will be imposed upon the resulting tax attributable to each such year (which charge will accrue from the due date of the return for the taxable year to which such tax was allocated); and (c) amounts allocated to periods described in (1) and (2) will be taxable to the United States holder as ordinary income.

          In addition, although the matter is not free from doubt, if the exchange of exchangeable shares for shares of Devon common stock otherwise qualified as a non-recognition exchange (as described above) and if Northstar were a passive foreign investment company at any time during a particular United States holder's holding period for its exchangeable shares and the United States holder had neither made a qualified electing fund election under Section 1295 of the U.S. Code nor made a mark to market election under Section 1296 of the U.S. Code, then the United States holder might be required to recognize gain upon the exchange of its exchangeable shares for exchangeable shares. In the event that gain recognition is required, then: (a) the amount of the gain would be equal to the difference between the fair market value of the shares of Devon common stock at the time of the exchange and the United States holder's tax basis in the exchangeable shares exchanged therefor; and (b) any exchange of exchangeable shares for shares of Devon common stock would be taxable under the rules described above.

          If the United States holder has made a qualified electing fund election under Section 1295 of the U.S. Code, then the United States holder generally will be currently taxable on the holder's pro rata share of Northstar's ordinary earnings and net capital gains (at ordinary income and capital gains rates, respectively) for each taxable year of Northstar in which Northstar is classified as a passive foreign investment company, even if no dividend distributions are received by the United States holder, unless the United States holder makes an election to defer the taxes. If Northstar believes that it was a passive foreign investment company for a taxable year, it will provide United States holders of exchangeable shares with information sufficient to allow eligible holders to make a qualified electing fund election and report and pay any current or deferred taxes due with respect to their pro rata shares of Northstar's ordinary earnings and profits and net capital gains for the taxable year. United States holders should consult their tax advisors concerning the merits and mechanics of making a qualified electing fund election and other relevant tax considerations if Northstar is a passive foreign investment company for any taxable year.

          If a United States holder has made a mark to market election under
Section 1296 of the U.S. Code for the first year in its holding period for its exchangeable shares during which Northstar is a passive foreign investment company (or, if such election was made in a subsequent year in its holding period, the United States holder has made a qualified electing fund election for all prior years in which Northstar was a passive foreign investment company), then the United States holder generally (a) will include in each year as ordinary income any excess of the fair market value of the exchangeable shares owned by the United States holder over the adjusted basis of such exchangeable shares and (b) will be permitted an ordinary loss in respect of any excess of the adjusted basis of such exchangeable shares over the fair market value thereof, but only to the extent of the net amount previously included in income as a result of the mark to market election. The electing United States holder's basis in the holder's exchangeable shares will be adjusted to reflect any of these income or loss amounts. Any gain or loss on the sale of the exchangeable shares will be ordinary income or loss, except that a loss will be ordinary loss only to the extent of the previously included net mark to market gain. The mark to market election is only available with respect to stock in a passive foreign investment company that is regularly traded on specific United States exchanges and other exchanges designated by the United States Treasury. The meaning of the term "regularly traded," for purposes of the mark to market election, is unclear. United States holders should consult their tax advisors concerning the availability, merits and mechanics of making a mark to market election and other relevant tax considerations if Northstar is a passive foreign investment company for any taxable year.

          The foregoing summary of the possible application of the passive foreign investment company rules to Northstar and the United States holders of Northstar common shares is only a summary of certain aspects of those rules. Because the United States federal income tax consequences to a United States holder of exchangeable shares under the passive foreign investment company provisions are significant, United States holders of exchangeable shares are urged to discuss those consequences with their tax advisors.

Shareholders that are Not United States Holders

          The following summary is applicable to holders of exchangeable shares that are not United States holders, which we refer to as non-United States holders.

          A non-United States holder generally will not be subject to United States federal income tax on gain (if any) recognized on the exchange of the exchangeable shares for shares of Devon common stock, unless: (a) such gain is attributable to an office or fixed place of business and is effectively connected with a trade or business of the non-United States holder in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-United States holder in the United States; or (b) the non-United States holder is an individual who holds the Northstar common shares, the exchangeable shares or the shares of Devon common stock, as the case may be, as capital assets and is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied.

          Northstar and Devon intend to treat dividends, if any, received by a non-United States holder with respect to the exchangeable shares as dividends from Northstar rather than from Devon and as not subject to United States withholding tax, and Northstar and Devon do not intend that Northstar or Devon will withhold any amounts for tax from those dividends. There is some possibility, however, that the IRS may assert that United States withholding tax is payable with respect to any dividends paid on the exchangeable shares to non-United States holders. In such case, a non-United States holder of exchangeable shares could be subject to United States withholding tax at a rate of 30%, which rate may be reduced by an applicable income tax treaty in effect between the United States and the non-United States holder's country of residence (generally 15% on dividends paid to eligible residents of Canada under the Tax Treaty).

          Dividends received by non-United States holders with respect to the shares of Devon common stock generally will be subject to United States withholding tax at a rate of 30%, which rate may be subject to reduction by an applicable income tax treaty (generally 15% on dividends paid to eligible residents of Canada under the Tax Treaty).

          The discussion of United States federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a United States holder of exchangeable shares. United States holders of exchangeable shares are strongly urged to consult their tax advisors to determine the particular tax consequences to them of holding and exchanging exchangeable shares, including the application and effect of federal, state, local, foreign and other tax laws.


                              CERTAIN LEGAL MATTERS

          The validity of the Devon common stock offered by this prospectus will be passed upon for Devon by Skadden, Arps, Slate, Meagher & Flom LLP, Washington, D.C. Certain U.S. federal income tax matters have been passed upon for Devon by Skadden, Arps, Slate, Meagher & Flom LLP and certain Canadian federal income tax matters have been passed upon for Devon by Burnet, Duckworth & Palmer, as set forth under "Certain Income Tax Considerations."


                                     EXPERTS

          The consolidated financial statements of Devon as of and for the years ended December 31, 1998, 1997 and 1996 have been incorporated by reference in this prospectus and in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and Deloitte & Touche LLP and PricewaterhouseCoopers LLP, chartered accountants, incorporated by reference in this document, and upon the authority of said firms as experts in accounting and auditing.

          The audited consolidated financial statements of PennzEnergy and its subsidiaries incorporated by reference in this registration statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

          Certain information with respect to our oil and gas reserves derived from reports of LaRoche Petroleum Consultants, Ltd., AMH Group Ltd., John P. Hunter & Associates Ltd., Paddock Lindstrom & Associates Ltd. and Ryder Scott Company, L.P., independent consulting petroleum engineers, has been incorporated by reference herein in reliance upon the authority of said firms as experts with respect to matters covered by such reports and in giving such reports.

                       WHERE YOU CAN FIND MORE INFORMATION

          Devon files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov".

          We filed with the SEC a registration statement on Form S-3 with respect to the common stock offered by this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

          The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. This prospectus incorporates by reference the documents set forth below that we, Devon or PennzEnergy have previously filed with the SEC. These documents contain important information about our companies and their finances.

          Devon SEC Filings
          (File No. 333-82903)                                         Period
          ------------------------------------                -----------------------------------
          Registration Statement on Form S-4                  Filed on July 15, 1999


          Devon SEC Filings
          (File No. 001-10067)                                Period
          ------------------------------------                -----------------------------------
          Proxy Statement on Schedule 14A                     Filed on November 6, 1998
          Annual Report on Form 10-K                          Year ended December 31, 1998
          Quarterly Report on Form 10-Q                       Quarter ended March 31, 1999
          Current Report on Form 8-K/A                        Filed on February 2, 1999
          Current Report on Form 8-K                          Filed on February 8, 1999
          Current Report on Form 8-K                          Filed on February 22, 1999
          Proxy Statement on Schedule 14A                     Filed on April 9, 1999
          Current Report on Form 8-K                          Filed on April 28, 1999
          Current Report on Form 8-K                          Filed on May 21, 1999
          Current Report on Form 8-K                          Filed on June 1, 1999
          Proxy Statement on Schedule 14A                     Filed on July 16, 1999
          Current Report on Form 8-K                          Filed on July 22, 1999
          Definitive Additional Proxy Materials               Filed on July 30, 1999
            on Schedule 14A
          Quarterly Report on form 10Q                        Quarter ended June 30, 1999

          PennzEnergy SEC Filings
          (File No. 001-05591)                                Period
          ------------------------------------                -----------------------------------
          Part II, Item 8. "Financial Statements and
            Supplementary Data" of the Annual
            Report on Form 10-K                               Fiscal year ended December 31, 1998
          Part I, Item 1. "Financial Statements" of
            the Quarterly Report on Form 10-Q                 Quarter ended March 31, 1999
            Part I. "Election of Directors--Nominees"
            of the Proxy Statement on Schedule 14A            Filed on March 25, 1999
          Part I, Item 1.  "Financial Statements"
            of the Quarterly Report on Form 10-Q              Quarter ended June 30, 1999

          We are also incorporating by reference additional documents that we file with the SEC between the date of this prospectus and the termination of the offering.

          Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing, by e-mail or by telephone from us at the following address:

          Devon Energy Corporation
          20 North Broadway, Suite 1500
          Oklahoma City, Oklahoma 73102-8260
          Attention: Corporate Secretary
          Tel: (405) 235-3611
          moonm@dvn.com

          You can also get more information by visiting Devon's web site at "http://www.devonenergy.com". Web site materials are not part of this prospectus.


                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

          Devon has made forward-looking statements in this document and in the documents referred to in this document which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management and on the information currently available to it.

          Statements and calculations concerning oil and gas reserves and their present value also may be deemed to be forward-looking statements in that they reflect the determination, based on estimates and assumptions, that oil and gas reserves may be profitably exploited in the future. When used or referred to in this document, these forward-looking statements may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "projects" or similar expressions, or statements that certain events or conditions "will" or "may" occur.

          Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this document.

                                5,008,464 Shares


                            DEVON ENERGY CORPORATION


                                  Common Stock



                                  [Devon Logo]



                                   PROSPECTUS
                                August |X|, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


          The following is a statement of estimated expenses incurred in connection with the shares of Devon Common Stock being registered hereby. Devon will pay for the fees and expenses of the offering of the shares of Devon Common Stock offered hereby.

SEC Registration Fee..........................................$ 53,345
Legal Fees and Expenses....................................... 100,000
Printing and Engraving Expenses...............................  20,000
Accounting Fees and Expenses..................................  20,000
Transfer Agent and Registrar Fees and Expenses................       -
Blue Sky Fees and Expenses (including legal fees).............       -
Miscellaneous.................................................   5,000
                                                              --------
                   Total......................................$248,345
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Except to the extent indicated below, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of Registrant is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

          Article VIII of the Restated Certificate of Incorporation of Registrant contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), limiting the personal monetary liability of directors for breach of fiduciary duty as a director. The DGCL and the Restated Certificate of Incorporation of the Registrant provide that such provision does not eliminate or limit liability, (1) for any breach of the director's duty of loyalty to Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper benefit.

          Section 145 of the DGCL permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Article X of the Registrant's Restated Certificate of Incorporation provides for such indemnification.

          Section 145 also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability which may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not Registrant would have the power to indemnify such persons against such liabilities under the provisions of such sections. Registrant intends to purchase such insurance.

          Section 145 further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          Article XIII of the by-laws of Registrant contains provisions regarding indemnification which parallel those described above.

          The merger agreement provides that for seven years after the effective time, Registrant will indemnify and hold harmless each person who was a director or officer of Devon or PennzEnergy prior to the effective time from their acts or omissions in those capacities occurring prior to the effective time to the fullest extent permitted by applicable law.


ITEM 16.  EXHIBITS

Exhibit No.       Document

2.1 Amended and Restated Combination Agreement dated as of June 29, 1998 between Devon Energy Corporation and Northstar Energy Corporation (incorporated by reference to Exhibit B to Devon Energy Corporation's definitive Joint Proxy Statement filed on November 6, 1998).
5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*
8.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*
8.2      Opinion of Burnet, Duckworth & Palmer.*
23.1     Consent of KPMG LLP.*
23.2     Consent of Deloitte & Touche LLP.*
23.3     Consent of PricewaterhouseCoopers LLP.*
23.4     Consent of Arthur Andersen LLP.*
23.5     Consent of LaRoche Petroleum Consultants, Ltd.
23.6     Consent of AMH Group Ltd.
23.7     Consent of John P. Hunter & Associates Ltd.
23.8     Consent of Paddock Lindstrom & Associates Ltd.
23.9     Consent of Ryder Scott Company, L.P.
23.10 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in its opinion in Exhibit 8.1).
23.11    Consent of Burnet, Duckworth & Palmer (contained in its opinion in
         Exhibit 8.2).
24.1     Power of Attorney.*

  *      To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
                                   SIGNATURES

         Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 13th day of August, 1999.

                                        DEVON DELAWARE CORPORATION


                                        By:  /s/ J. Larry Nichols
                                             -----------------------------------
                                        Name:    J. Larry Nichols
                                        Title:   Chairman of the Board and
                                                 Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                       Title                          Date

/s/  J. Larry Nichols         Chief Executive Officer and        August 13, 1999
------------------------        Chairman of the Board
     J. Larry Nichols

/s/   H. Allen Turner         Vice President, Treasurer          August 13, 1999
------------------------        and Director
      H. Allen Turner

/s/   William T. Vaughn       Vice President, Finance            August 13, 1999
------------------------        and Director
      William T. Vaughn

/s/   Darryl G. Smette        Vice President, Marketing          August 13, 1999
------------------------        and Administration
      Darryl G. Smette        Development and Director

/s/   Danny J. Heatly         Controller                         August 13, 1999
------------------------
      Danny J. Heatly

                                  EXHIBIT INDEX

2.1 Amended and Restated Combination Agreement dated as of June 29, 1998 between Devon Energy Corporation and Northstar Energy Corporation (incorporated by reference to Exhibit B to the Registrant's definitive Joint Proxy Statement filed on November 6, 1998).
5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*
8.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*
8.2      Opinion of Burnet, Duckworth & Palmer.*
23.1     Consent of KPMG LLP.*
23.2     Consent of Deloitte & Touche LLP.*
23.3     Consent of PricewaterhouseCoopers LLP.*
23.4     Consent of Arthur Andersen LLP.*
23.5     Consent of LaRoche Petroleum Consultants, Ltd.
23.6     Consent of AMH Group Ltd.
23.7     Consent of John P. Hunter & Associates Ltd.
23.8     Consent of Paddock Lindstrom & Associates Ltd.
23.9     Consent of Ryder Scott Company, L.P.
23.10 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in its opinion in Exhibit 8.1).
23.11    Consent of Burnet, Duckworth & Palmer (contained in its opinion in
         Exhibit 8.2).
24.1     Power of Attorney.*

  *      To be filed by amendment.